Exhibit 5.9

CONSENT OF LEONARDO DE MORAES SOARES

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Ero Copper Corp., including in the Annual Information Form filed as an exhibit thereto, being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the Xavantina Operations entitled “Technical Report on the Xavantina Operations, Mato Grosso, Brazil”, dated May 12, 2023 with an effective date of October 31, 2022.

Yours truly,

/s/ Leonardo do Moraes Soares
Leonardo de Moraes Soares, MAIG
GE21 Consultoria Mineral Ltda.

Dated: August 29, 2025